N e w s R e l e a s e

Contact: Byron L. LeFlore, Jr.

Senior Vice President and General Counsel

(210) 321-8459

ARGONAUT GROUP, INC. SUBSIDIARY SETTLES SUIT WITH

LOS ANGELES COUNTY METROPOLITAN TRANSPORATION AUTHORITY

SAN ANTONIO (August 25, 2005) -- Argonaut Group, Inc. (NASDAQ: AGII) announced today that Argonaut Insurance Company ("Argonaut") has settled its longstanding dispute with the Los Angeles County Metropolitan Transportation Authority ("MTA").

The settlement requires the MTA to make a cash payment to Argonaut in the amount of $45.0 million by September 15, 2005. The MTA also agreed to make future payments to Argonaut out of funds recovered by the MTA from its excess liability insurers for the period covered by the settlement.

The MTA originally filed suit against Argonaut eight years ago, disputing its payment obligations to Argonaut under the liability insurance program which covered construction of the MTA's Metro Rail line from 1986 to 1996.  The suit also sought damages against Argonaut for breach of contract, breach of the covenant of good faith and fair dealing, and other causes of action.  Argonaut counterclaimed for unpaid deductibles and to recover expenses related to claims not covered under the program.  Argonaut canceled its coverage in 1996 after the MTA refused to make payments owed in connection with claims arising out of the construction of the Metro Rail Red Line, including widely publicized claims for subsidence and sinkholes due to tunneling in the Hollywood area.

Argonaut Group had previously disclosed in public filings that a receivable in the amount of $47.6 million was due and that the Company believed Argonaut's defenses to the MTA's claims were meritorious.

About Argonaut Group, Inc.

Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ:AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market with assets of approximately $3.2 billion at June 30, 2005. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Group, Rockwood Casualty Group, Argonaut Insurance Company, Great Central Insurance, Grocers Insurance, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Select Markets, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.

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